Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

NEW ROME BANCORP, INC. ANNOUNCES THE

COMPLETION OF ITS STOCK OFFERING

Rome, New York, March 25, 2005: New Rome Bancorp, Inc. (NASDAQ/NMS: ROME & ROMED), which is to be the holding company for The Rome Savings Bank, has completed its offering of common stock pursuant to a Plan of Conversion. Pursuant to such Plan, Rome, MHC, the mutual holding company for the existing Rome Bancorp, Inc., has sold, in a public offering by New Rome Bancorp, Inc., its 61.55% interest in Rome Bancorp, Inc. New Rome Bancorp, Inc. has received stockholder and depositor approvals necessary to complete the Conversion. All regulatory approvals are expected to be received prior to March 31, 2005, and subject to said approvals, the transaction will close on that date. As a result of the conversion and offering, the mutual holding company and the existing Rome Bancorp, Inc. will cease to exist, and New Rome Bancorp, Inc. will change its name to “Rome Bancorp, Inc.” and become the fully public holding company of The Rome Savings Bank.

A total of 5,900,000 shares of New Rome Bancorp, Inc. were sold in the public offering at a purchase price of $10.00 per share. This was accomplished through both a subscription/community offering and a syndicated offering managed by Ryan Beck & Co. Upon the completion of the conversion and stock offering, New Rome Bancorp, Inc. will exchange shares of its common stock with the public stockholders of Rome Bancorp, Inc. These public stockholders will receive 2.26784 new shares of common stock in exchange for each of their shares of common stock. In the aggregate, existing stockholders will receive 3,691,936 shares of new stock, less fractional shares cashed-out. New Rome Bancorp will issue a maximum total of 9,591,936 shares of common stock as a result of the conversion and stock offering.

For a period of 20 trading days beginning on March 31, 2005, the new Rome Bancorp, Inc. will trade under the NASDAQ symbol of “ROMED”. At the end of this period, it will revert to the NASDAQ symbol of “ROME”.

This new release contains certain forward-looking statements about the proposed conversion and related stock offering. These include statements regarding the anticipated consummation date of the transactions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the conversion and changes in the securities markets.

THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.